ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of July 17, 2015 (the "Effective Date"), is entered into by and among Totally Hemp Crazy, Inc., a Nevada corporation, ("Purchaser"), and Dollar Shots Club, LLC, a Nevada Limited Liability Company ("Seller").

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's assets relating to and used in Seller's energy drink/shots business (the "Business"), upon the terms and subject to the conditions of this Agreement.

Now, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ACQUIRED ASSETS

Section 1.1. Purchase and Sale. (a) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all the right, title and interest of Seller in, to and under the Acquired Assets (as hereinafter defined), for an aggregate purchase price of TWO MILLION SHARES OF TOTALLY HEMP CRAZY, INC. COMMON STOCK (the "Purchase

Price"). These shares shall be restricted shares under Rule 144 of the Securities Act and shall be subject thereto. The purchase and sale of the Acquired Assets is referred to in this Agreement as the "Acquisition." THIS IS AN ASSET PURCHASE ONLY AND NO LIABILITIES OF SELLER ARE BEING ASSUMED BY PURCHASER.

(b)               The Purchase Price shares shall be delivered at the Closing (as hereinafter defined) by Purchaser's delivery of said shares to Seller.

(c)                At Purchaser's expense, the Purchase Price will be converted into individual certificates in the names of each of the Members of Seller in accordance with a schedule provided to Purchaser by Seller.

Section 1.2. Acquired Assets.

(a)                The term "Acquired Assets" means all of the assets of Seller of any nature whatsoever, including but not limited to the following assets of Seller:

(i)                  All trademarks and intellectual property rights of any nature relating to the Business;

(ii)	All inventory on hand relating to the Business;

(iii)                All websites, ecommerce sites, Twitter, Facebook and all other social media sites of any nature related to the Business;

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(iv)	All formulas for the drinks and products of the Business;

(iii)                All procedures relating to the operation of the Business;

(iv)               All general intangibles relating or associated with the operation of the Business; and

(v)	All goodwill generated by, and associated with, the Business.

Section 1.3. Excluded Assets. Notwithstanding the foregoing, Acquired Assets does not include cash on hand or accounts receivable as of the date of Closing.

ARTICLE II THE CLOSING

Section 2.1. Closing Date. The closing of the Acquisition (the "Closing")

shall take place on or before July 20, 2015, or at such other date as may be agreed upon in writing by Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date". The Closing may also be effectuated with the exchange of closing documents by facsimile or electronic mail and delivery of Purchaser's shares.

Section 2.2. Transactions To Be Effected at the Closing. At the Closing:

(a)               Seller and the Shareholders shall execute and deliver, if appropriate, to Purchaser the following:

(i)                  A Bill of Sale and Assignment in the form attached hereto as

Exhibit "A";

(ii)	the Non-Competition Agreement in the form attached hereto as

Exhibit "B";

(iii)	the Trademark Assignment in the form attached hereto as Exhibit

"C"; and

(iv)               such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(b)	Purchaser shall deliver to Seller the following:

(i)                   the Purchase Price as described in Section 1.1 hereof;

(ii)                  such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

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ARTICLE III REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser as follows:

Section 3.1. Organization, Standing and Power. Seller is a Nevada limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on the Business as presently conducted.

Section 3.2. Authority; Execution and Delivery; Enforceability. Seller has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action. Seller and Shareholders have duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 3.3. No Conflicts; Consents. The execution and delivery by Seller of this Agreement do not (a) conflict with, (b) result in any violation of or default under, (c) give rise to (i) a right of termination, cancellation or acceleration of any obligation under, (ii) a loss of a material benefit under or (iii) increased, additional, accelerated or guaranteed rights or entitlements of any person under, or (d) result in the creation of any Lien upon any of the properties or assets of Seller under any provision of the certificate or articles of incorporation and by-laws of Seller. No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any third party or any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition.

Section 3.4. Sufficiency of Acquired Assets. The Acquired Assets constitute all of the assets that are employed by Seller in connection with the Business. The Acquired Assets are sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted. Seller, however, makes no representation or warranty as to the profitability of the Business.

Section 3.5. Proceedings. There are no pending suits, actions or proceedings (collectively, "Proceedings" and each, a "Proceeding") or claims arising out of the conduct of the Business or against or affecting any Acquired Asset. Seller is not a party or subject to or in default under any judgment applicable to the conduct of the Business or any Acquired Asset. There is not any Proceeding or claim by Seller pending, or which Seller intends to initiate, against any other Person arising out of the conduct of the Business. To the knowledge

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of Seller, there is no pending or threatened investigation of or affecting the conduct of the Business or any Acquired Asset.

Section 3.6. Absence of Changes or Events. Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals.

Section 3.7. Compliance with Applicable Laws. Seller has not received any written or oral communication from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any applicable laws, regulations, ordinances and the like ("Applicable Laws"). Seller has not received any written notice that any investigation or review by any Governmental Entity with respect to any Acquired Asset or the Business is pending or that any such investigation or review is contemplated.

Section 3.8. Effect of Transaction. No vendor, customer, supplier, employee, client, creditor, or other person having a business relationship with the Business has informed Seller that such person intends to change such relationship because of the Acquisition or the consummation of any other transaction contemplated hereby.

Section 3.9. Disclosure. No representation or warranty of Seller contained in this Agreement, and no statement contained in any document, certificate, Exhibit or Schedule furnished or to be furnished by or on behalf of Seller to Purchaser or any of Purchaser's representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate, Exhibit or Schedule.

Purchaser represents and warrants to Seller and the Shareholders as follows: Section 3.10. Organization, Standing and Power. Purchaser is duly organized,

validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

Section 3.11.Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby will be duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

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Section 3.12. No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not conflict with any contract to which Purchaser is a party. No consent of or registration, declaration or filing with any third party or any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.

ARTICLE IV

COVENANTS

Section 4.1. Covenants of Seller Relating to Conduct of Business.

(a) Except as otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall conduct the Business in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve the relationships of the Business with all vendors, customers, suppliers and other persons with whom the Business deals. Prior to the Closing, Seller shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Acquired Assets set forth herein not being satisfied. In addition, prior to the Closing and except as otherwise expressly permitted by the terms of this Agreement, Seller shall not take any significant action or make any significant decision with respect to the Business without the prior written consent of Purchaser.

Section 4.2. Confidentiality. Purchaser and Seller shall keep confidential, and cause their respective affiliates, officers, directors, employees and advisors to keep confidential, all information relating to the Business, except as required by law or administrative process and except for information that is available to the public on the Closing Date. If Purchaser completes the transactions contemplated by this Agreement, Seller's covenant set forth herein shall survive for two (2) years after the Closing Date.

Section 4.3. Reasonable Efforts.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur as provided in Section 2.1 as soon as practicable following the satisfaction or waiver of the conditions precedent set forth herein, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Closing.

Section 4.4. Post-Closing Cooperation.

(a)                 Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance (to the extent within the control of

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such party) relating to the Business as is reasonably necessary for financial reporting and accounting matters.

Section 4.5 Further Assurances. From time to time, as and when requested by any party, each party, without expense to such party, shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

Section 4.6 Restrictive Covenants. At the Closing, Seller shall enter into the Non- Competition Agreement in the form attached hereto as Exhibit “A”

ARTICLE V CONDITIONS PRECEDENT

Section 5.1. Conditions to Obligations of Purchaser. The obligation of

Purchaser to complete the Acquisition is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)                 Representations and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct.

(b)                Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(c)                 Absence of Proceedings. There shall not be pending or threatened by any Governmental Entity any Proceedings (or by any other person any Proceedings that has a reasonable likelihood of success), challenging or seeking in any respect to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement.

(d)                Consents. Seller shall have received written consents from all persons necessary or appropriate to effect the Acquisition.

Section 5.2. Conditions to the Obligations of Seller. The obligation of Seller to complete the Acquisition is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)                  Representations and Warranties. The representations and warranties of Purchaser made in this Agreement shall be true and correct.

(b)                  Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

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ARTICLE VI TERMINATION, AMENDMENT AND WAIVER

Section 6.1. Termination.

(a)               Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:

(i)                 by mutual written consent of Purchaser and Seller;

(ii)               by Seller if (i) Purchaser breaches or fails to perform or comply with any of its material covenants or agreements contained herein, or breaches its representations and warranties in any material respect, (ii) Seller has notified Purchaser in writing of the breach, and (iii) the breach is incapable of being cured or has continued without cure for a period of ten (10) days after the notice of breach; or

(iii)             by Purchaser if (i) Seller breaches or fails to perform or comply with any of its material covenants or agreements contained herein, or breach the representations and warranties made by Seller in_ any material respect, (ii) Purchaser has notified Seller in writing of the breach and (iii) the breach is incapable of being cured or has continued without cure for a period of ten (10) days after the notice of breach.

Section 6.2. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described herein, this Agreement shall become null and void and of no further force and effect.

Section 6.3. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VII INDEMNIFICATION

Section 7.1. Indemnification by Seller. Seller shall indemnify Purchaser and its affiliates and each of their respective officers, directors, partners, members, managers, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, obligations, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable within thirty (30) days after receipt of a written request), for or on account of, or arising from or in connection with or otherwise in respect of:

(a)                 any breach of any representation or warranty of Seller that survives the Closing contained in this Agreement; or

(b)	any breach of any covenant of Seller contained in this Agreement.
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Section 7.2. Indemnification by Purchaser. Purchaser shall indemnify Seller and its officers, directors, shareholders, employees, agents and representatives against, and agrees to hold them harmless from, any Losses, as incurred (payable promptly upon written request), for or on account of, or arising from or in connection with or otherwise with respect of:

(a)	any breach of any representation, warranty of Purchaser contained in this

Agreement; or

(b)	any breach of any covenant of Purchaser contained in this Agreement.

ARTICLE VIII GENERAL PROVISIONS

Section 8.1. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Seller without the prior written consent of Purchaser. Purchaser may assign this Agreement to an entity controlled by Purchaser by providing written notice to Seller.

Section 8.2. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 8.3. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)	if to Purchaser, to:

TOTALLY HEMP CRAZY, INC.

Attn: Tom Shuman

9101 LBJ Freeway Suite 200

Dallas TX 75243

(b)	if to Seller, to:

DOLLAR SHOTS CLUB, LLC

Attn: Randall Roddy

3395 South Jones Blvd., Suite 12 Las Vegas, NV 89146

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Section 8.4. Interpretation; Exhibits and Schedules; Certain Definitions.

(a)               The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)	For all purposes hereof:

"affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and, in the case of Seller, shall be deemed to include the members of Seller.

"including" means including, without limitation.

"person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

Section 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

Section 8.7. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction , such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

Section 8.8. Consent to Jurisdiction. Purchaser and Seller irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas, County of Dallas, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

Section 8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

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Section 9.10 Seller's Knowledge. For purposes of this Agreement, "Seller's knowledge" shall mean the actual knowledge, upon reasonable investigation or inquiry, of the Shareholders of Seller.

IN WITNESS WHEREOF Purchaser and Seller have duly executed this Agreement as of the date first written above.

PURCHASER:

TOTALLY HEMP CRAZY, INC.

By:

Its: President

SELLER:

DOLLAR SHOTS CLUB, LLC.

By:

Its:

Assistant Manager

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EXHIBIT A

BILL OF SALE

This BILL OF SALE (this "Bill of Sale") is made as of July 21s,t 2015, from Dollar Shots Club, LLC, a Nevada Limited Liability Company ("Seller"), to Totally Hemp Crazy, Inc., a Nevada corporation ("Purchaser"). All capitalized terms herein shall have the same meaning as prescribed to them in the Purchase Agreement (defined below).

RECITALS:

A.	Seller and Purchaser entered into an Asset Purchase Agreement dated as of July 2_1,st2015 (the "Purchase Agreement").

B.	Pursuant to the Purchase Agreement, Seller has agreed to sell and convey the Acquired Assets (as defined in the Asset Purchase Agreement) to Purchaser as of the date hereof.

C.	This Bill of Sale is executed and delivered pursuant to the Purchase Agreement.

In consideration of the premises and agreements contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Owners hereby act and agree as follows:

1.                   Conveyance of Assets. Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser and its successors and assigns the Acquired Assets and all rights, titles and interests therein with all appurtenances thereto, TO HAVE AND TO HOLD, unto Purchaser, its successors and assigns forever.

2.                   Additional Rights and Obligations of Seller and Owners. Seller hereby agrees and acknowledges that additional rights and obligations of Seller are expressly provided for in the Purchase Agreement, and that the execution and delivery of this Bill of Sale shall not expand, impair or diminish any of the rights or obligations of any of the parties to the Purchase Agreement, as set forth therein. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

3.                   Counterparts. This Bill of Sale may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.                   Descriptive Headings. The descriptive headings of this Bill of Sale are for convenience of reference only and shall not be deemed to affect the meaning or construction of any provisions hereof.

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5.                   Governing Law; Attorneys' Fees. This Bill of Sale shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Texas, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

6.                   Successors and Assigns. This Bill of Sale, and all the terms and provisions hereof, shall inure to the benefit of, and be binding upon, the assigns, successors, heirs, executors and administrators of the parties to the Purchase Agreement.

7.                   Reformation; Severability. In case any provision hereof shall be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties to the Purchase Agreement and permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If such provision is not capable of reformation, it shall be severed from this Bill of Sale and the enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This Bill of Sale has been executed as of the date first written above.

PURCHASER:

TOTALLY HEMP CRAZY, INC.

By:

Its: President

SELLER:

DOLLAR SHOTS CLUB, LLC

 By Its:

Assistant Manager

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 EXHIBIT B

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this "Agreement") is dated July _21, 2015 (the "Effective Date"), by and among Dollar Shots Club, LLC, a Nevada Limited Liability Company ("Seller") and Totally Hemp Crazy, Inc., a Nevada corporation ("Purchaser"). All capitalized terms not otherwise defined herein shall have the meaning given to them in the Asset Purchase Agreement, dated as of July 21, 2015, by and among Seller and Purchaser (the "Purchase Agreement").

WITNESESSETH:

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to sell and convey to Purchaser, and Purchaser has agreed to purchase and accept from Seller, the Acquired Assets relating to Seller's Business;

WHEREAS, Purchaser would not have entered into the Purchase Agreement without ensuring certain protections against solicitation and competition by Seller subsequent to the Closing; and

WHEREAS, Seller is delivering this Agreement pursuant to the Asset Purchase Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, the benefits which Seller and Purchaser will receive from the transactions contemplated by the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. .	RESTRICTIVE COVENANTS.

1.1              Non-Competition. Seller covenants and agrees that for a period of two (2) years from the date of this Agreement ("Restricted Period"), Seller shall not engage, directly or indirectly, whether as a principal, agent, owner, employee, contractor, advisor, partner, member, shareholder, manager, officer, director, broker, consultant or otherwise, individually or in combination with any other individual, corporation or other entity, in beverages which contain hemp or CBD, other than Purchaser, within the United States of America (the "Territory"). Provided, however, that nothing contained in this Section 1.1 shall prohibit Seller from owning, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange or over-the-counter market if the Seller are not controlling persons of, or a member of a group which controls, such entity and does not, either directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

1.2              Remedies. Seller acknowledges and agrees that the Purchaser would be irreparably harmed and that remedies at law would be inadequate to redress the actual or threatened violations of the restrictive covenants set forth in this Section 1, and that, in addition to any other relief, the foregoing restrictions may be enforced by temporary and permanent injunctive relief. The time periods referenced in the foregoing restrictions shall be extended by any period in which Seller is in breach thereof. Purchaser's breach of any provision of this Agreement shall not constitute a

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defense for any violation by Seller of the restrictions contained herein. Remedies referenced in this Agreement shall be considered cumulative and not exclusive, and Purchaser expressly reserve the right to pursue all remedies available to Purchaser for any breach or threatened breach, including the recovery of damages, accounting for all compensation, profits, monies, accruals, increments or other benefits resulting from a breach or threatened breach, and reasonable attorneys' fees and costs of court. Seller agrees to pay all costs and expenses (including reasonable attorneys' fees and court costs) incurred by Purchaser in enforcing the provisions of this Agreement, to the extent Purchaser prevails. Notwithstanding the foregoing, if any provision of this Agreement is found by a tribunal or competent jurisdiction to be illegal or unenforceable, either in whole or in part, then, but only to such extent, the parties stipulate and agree that the offending provision shall automatically be deemed modified and conformed to the minimum requirements of law and thereupon, together with all other provisions hereof (whether in their original form or as modified hereunder), shall be given full force and effect.

1.4 Special Considerations. Seller acknowledges that the provisions of this Section 1 are agreed to by Seller and Purchasers on the basis of the following: (i) the non-competition covenant contained herein is ancillary to the agreement of Purchaser to purchase the Acquired Assets pursuant to the Purchase Agreement, and those covenants are supported by a new and independent valuable consideration in addition to the consideration paid to Seller for the Acquired Assets, and accordingly the purchase of the Acquired Assets by Purchaser gives rise to the interest of Purchaser in obtaining the non-competition covenant contained herein, (ii) the non-competition covenant, the duration of the Restricted Period and the geographical scope of the Territory are fair, reasonable and not oppressive and are necessary and designed to protect the goodwill and legitimate business interests of Purchaser in connection with the Business, and (iii) the limitations contained in this Agreement with regard to the non-competition covenant as to time, geographical area and scope of activity to be restrained do not impose a greater restraint than is reasonably necessary to protect the goodwill and legitimate business interest of Purchaser in connection with the Business and those covenants do not unreasonably impair or interfere with, either directly or indirectly, Seller's ability to secure other engagements elsewhere without violating those covenants.

2.	MISCELLANEOUS.

2.1                Representations of Seller. Seller represents and warrants to Purchaser that they have read and fully understand this Agreement and have consulted with legal counsel and tax advisors who have explained all of its terms and provisions and that the agreed upon consideration for the undertakings made by Seller in this Agreement is adequate.

2.2                Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective unless it is in writing and signed by the parties, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any party's lack of enforcement of any provision of this Agreement shall not be construed as a waiver, and the nonbreaching party may elect to enforce any such provision at any time in the event of a past, repeated or continuing breach. The rights and remedies in this Agreement are the exclusive rights and remedies that the parties may have upon a breach of this Agreement.

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2.3                 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight courier service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

if to Purchaser, to:

Totally Hemp Crazy, Inc. Attn: Mr. Tom Shuman

9101 LBJ Freeway, Suite 200

Dallas, Texas 75243 if to Seller, to:

Dollar Shots Club, LLC Attn: Randall Roddy

3395 South Jones Blvd., Suite 12 Las Vegas, NV 89146

Any Party may change its address for receiving notice by giving written notice to the other Parties in the manner provided in this Section 2.3.

2.4                 Governing Law. This Agreement shall be governed by, and construed, enforced and interpreted in accordance with, the substantive laws (without regard to its conflicts of laws provisions) of the State of Texas, and sole and exclusive jurisdiction for any dispute over this agreement shall be in the courts of Dallas County, Texas.

2.5                 Successors and Assigns. This Agreement, and the rights and obligations of the parties, shall inure to the benefit of and be binding on the parties and their respective successors and assigns. Seller may not assign any rights, benefits, duties or obligations under this Agreement.

2.6                 Entire Agreement. This Agreement, the Purchase Agreement, and the documents referred to therein express the entire agreement and understanding between the parties with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and therein and superseded hereby and thereby.

2.7                 Expenses. Each party shall pay its own costs and expenses in connection with the transactions contemplated by this Agreement.

2.8                 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:

TOTALLY HEMP CRAZY, INC.

By: Its: President

SELLER:

DOLLAR SHOTS CLUB, LLC

By: Its: Assistant Manager

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 EXHIBIT C

TRADEMARK ASSIGNMENT

Effective Date: July 21, 2015

Assignor:	Dollar Shots Club, LLC ("Dollar Shots"), a Nevada limited liability company

3395 South Jones Blvd., Suite 12 Las Vegas, NV 89146

Assignee:	Totally Hemp Crazy, Inc. ("THC"), a Nevada corporation 9101 LBJ Freeway, Suite 200

Dallas, TX 75243

Principal Register: Trademark Registration No. 4,676,707 Supplemental Register: Trademark Registration No: 4,630,185 For good and valuable consideration, the parties agree:

1.	Background:

a.	Dollar Shots is the owner of the trademarks DOLLAR SHOTS CLUB and Design and DOLLAR SHOTS CLUB (words only), which is represented by U.S. Trademark Reg. No. 4,676,707 issued January 20, 2015 and U.S. Trademark Reg. No. 4,630,185 issued October 28, 2014 (hereinafter collectively the "Marks") and all rights associated with the Marks. Copies of the registrations are attached hereto as Exhibit "A".

b.	Dollar Shots has used the marks in interstate commerce on or in connection with energy drinks, online retail store services featuring energy drinks.

c.	Dollar Shots has developed goodwill associated with the Marks.

d.	Pursuant to an Asset Purchase Agreement between Dollar Shots and THC, Dollar Shots is selling all ofits assets to THC.

e.	As a part of such Asset Purchase Agreement, Dollar Shots desires to assign and transfer the Marks and all related goodwill represented by and associated with the Marks to THC, and THC desires to acquire the Marks and related goodwill.

2.	Assignment: For good and valuable consideration, the receipt of which is acknowledged, Dollar Shots assigns and transfers to THC all right, title and interest, in and to the Marks, and all goodwill associated with or related to the Marks.
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3.	Representations and Warranties: Dollar Shots represents and warrants that (i) it owns all right, title and interest in and to the Marks; (ii) it is the sole owner of all rights in the Marks and related goodwill; (iii) that no third party has any rights in the Marks or related goodwill; (iv) that there are no liens, encumbrances or security interests in or to the Marks or related goodwill; and (v) that to the best of Dollar Shots' knowledge no third party has made any claims against the Marks or related goodwill.

4.	Recording. THC is responsible for and will bear the burden, cost and expense of recording this Assignment to effectuate the transfer of ownership of the Marks to it.

ASSIGNOR: Dated: 7/21/2015

DOLLAR SHOTS CLUB

By:

Its: Assistant Manager, Randall S. Roddy

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EXHIBIT A

Reg. No. 4,676,707 DOLLAR SHOTS CLUB, LLC (NEVADA LIMITED LIABILITY COMPANY) 3395 SOUTH JONES BLVD., SUITE 12

Registered Jan. 20, 2015 LAS VEGAS, NV 89146

Int. Cls.: 32 and 35 FOR: ENERGY DRINKS,IN CLAss 32 (u.s.

FIRST USE 9-10-2014; IN COMMERCE 9-10-2014.

FOR: ON-LINE RETAIL STORE SERVICES FEATURING ENERGY DRINKS, TN CLASS 35 (U.S. CLS. 100, 101AND 102).

FIRST USE 9-10-2014; TN COMMERCE 9-10-2014.

NO CLAIM IS MADE TO THE EXCLUSIVE RIGHT TO USE "DOLLAR SHOTS CLUB", APART FROM THE MARK AS SHOWN.

THE MARK CONSISTS OF A BLACK DIAMOND WITH WHITE EDGING OUTLINED IN BLACK. THE TOP OF THE DIAMOND HAS THE IMAGE OF THREE SMALL BOTTLES OR CONTAINERS ABOVE THE WORDS "DOLLAR SHOTS" WITH A WHITE CIRCLE OR BULLET POINT BEFORE "DOLLAR" AND AFTER "SHOTS". THE WORK "CLUB" IN SMALLER FONT CENTERED AT THE BOTTOM OF THE DIAMOND WITH ARROW POINTS OF TRIANGLES BEFORE AND AFTER THE "CLUB".

SN 86-254,942, FILED 4-17-2014.

CAITLIN WATTS-FITZGERALD, EXAMINING ATTORNEY

Deputy Director the United States Patent and Trademark Office

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Requirements in the First Ten Years* What and When to File:

First Filing Deadline: You must file a Declaration of Use (or Excusable Nonusc) between the 5th and 6th years after the registration date. See 15 U.S.C. §§1058, 1141k. If the declaration is accepted, the registration will continue in force for the remainder of the ten-year period, calculated from the registration date, unless cancelled by an order of the Commissioner for Trademarks or a federal court.

Second Filing Deadline: You must file a Declaration of Use (or Excusable Nonuse) and an Application for Renewal between the 9th and 10th years after the registration date.*

See 15 U.S.C. §1059.

Requirements in Successive Ten-Year Periods* What and When to File:

You must file a Declaration of Use (or Excusable Nonuse) and an Application for Renewal between eve!)' 9th and 10th-year period, calculated from the registration date.*

Grace Period Filings*

The above documents \\'ill be accepted as timely if filed within six months after the deadlines listed above with the payment of an additional fee.

The United States Patent and Trademark Office (USPTO) will NOT send you any future notice or reminder of these tiling requirements.

*ATTENTION MADRID PROTOCOL REGISTRANTS: The holder of an international registration with an extension of protection to the United States under the Madrid Protocol must timely file the Declarations of Use (or Excusable Nonuse) referenced above directly with the USPTO. The time periods for filing are based on the U.S. registration date (not the international registration date). The deadlines and grace periods for the Declarations of Use (or Excusable Nonuse) are identical to those for nationally issued registrations. See 15 U.S.C. §§1058, 114lk. However, owners of international registrations do not file renewal applications at the USPTO. Instead, the holder must file a renewal of the underlying international registration at the International Bureau of the World Intellectual Property Organization. under Article 7 of the Madrid Protocol, before the expiration of each ten-year temm of protection, calculated from the date of the international registration See 15 U.S.C. §114lj. For more information and renewal forms for the international registration, sec http://www .wipo.int/madrid/cn/.

NOTE: Fees and requirements for maintaining registrations are subject to change. Please check the USPTO website for further information. With the exception of renewal applications for registered extensions of protection, you can file the registration maintenance documents referenced above online at .

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Dollar Shots Club

Reg. No. 4,630,185 DOLLAR SHOTS CLUB, LLC (NEVADA LIMITED LIABILITY COMPANY) 3395 SOUTH JONES RLVD., SUITE 12

Registered Oct. 28, 2014 LAS VEGAS, NV 89146

Int. Cls.:32 and 35 FOR: ENERGY DRINKS, IN CLASS 32 (U.S. CLS. 45, 46 AND 48).

TRADEMARK

FIRST USE 9-10-2014; IN COMMERCE 9-10-2014.

SERVICE MARK

FOR: ON-LINE RETAIL STORE SERVICES FEATURING ENERGY DRINKS, TN CLASS 35 (U.S. CLS. 100, 101AND 102).

SUPPLEMENTAL REGISTER FIRST USE 9-10-2014 ; IN COMMERCE 9-10-2014.

THE MARK CONSISTS OF STANDARD CHARACTERS WITHOUT CLAIM TO ANY PARTICULAR FONT, STYLE, SIZE, OR COLOR.

SER. NO. 86-251,900, FILED P.R. 4-14-2014; AM. S.R. 9-11-2014.

CAITLIN WATTS-FITZGERALD, EXAMINING ATTORNEY

Deputy Director of the the United States

Patent and Trademark Office

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Requirements in the First Ten Years* What and When to File:

First Filing Deadline: You must file a Declaration of Use (or Excusable Nonusc) between the 5th and 6th years after the registration date. See 15 U.S.C. §§1058, 1141k. If the declaration is accepted, the registration will continue in force for the remainder of the ten-year period , calculated from the registration date, unless cancelled by an order of the Commissioner for Trademarks or a federal court.

Second Filing Deadline: You must file a Declaration of Use (or Excusable Nonuse) and an Application for Renewal between the 9th and 10th years afler the registration date.*

See 15 U.S.C. §1059.

Requirements in Successive Ten-Year Periods* What and When to File:

You must file a Declaration of Use (or Excusable Nonuse) and an Application for Renewal between every 9th and I0th-year period, calculated from the registration date.•

Grace Period Filings*

The above documents will be accepted as timely if filed within six months after the deadlines listed above with the payment of an additional fee.

The United States Patent and Trademark Office (USPTO) will NOT send you any future notice or reminder of these filing requirements.

*ATTENTION MADRID PROTOCOL REGISTRANTS: The holder of an international registration with an extension of protection to the United States under the Madrid Protocol must timely file the Declarations of Use (or Excusable Nonuse) referenced above directly with the USPTO. The time periods for filing are based on the U.S. registration date (not the international registration date). The deadlines and grace periods for the Declarations of Use (or Excusable Nonuse) are identical to those for nationally issued registrations. See 15U.S.C. §§ l 058, 114lk. However, owners of international registrations do not file renewal applications at the USPTO. Instead, the holder must file a renewal of the underlying international registration at the International Bureau of the World Intellectual Property Organization, under Article 7 of the Madrid Protocol, before the expiration of each ten-year term of protection, calculated from the date of the international registration . See 15 U .S.C. §114lj. For more information and renewal forms for the international registration, sec http ://www.wipo.int/madrid/cn/.

NOTE: Fees and requirements for maintaining registrations are subject to change. Please check the USPTO website for further information. With the exception of renewal applications for registered extensions of protection, you can file the registration maintenance documents referenced above online at http://www.uspto .gov.

Page: 2 I RN # 4,630,185

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